Prospectus Supplement

John Hancock Financial Opportunities Fund (the fund)

Supplement dated March 24, 2022 to the current Prospectus, as supplemented (the Prospectus)

Effective June 30, 2022, the following replaces any references contained in the Prospectus with respect to the Fund's managed distribution plan:

Under the Plan, the Fund makes quarterly distributions of an amount equal to $0.6500 per share, which will be paid quarterly until further notice.

You should read this supplement in conjunction with the Prospectus and retain it for your future reference.

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